                                                                   Exhibit 99.11

                                                           Quorum Sciences, Inc.


                             STOCK OPTION AGREEMENT


IT IS HEREBY AGREED AS FOLLOWS:


1. GRANT OF OPTION. Quorum Sciences, Inc. (the "Corporation") hereby grants to Jim Romesser, Ph.D. ("Optionee") an option to purchase up to the number of Option Shares specified. The Option Shares shall be purchasable during the option term specified in Paragraph 2 at the Exercise Price.

2. OPTION TERM. This option shall have a term often years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with this agreement.

3. LIMITED TRANSFERABILITY. This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee.

4. STOCKHOLDER RIGHTS. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

5. DATES OF EXERCISE. The Grant Date of the option is March 1, 1999. This option is exercisable for the Option Shares as specified below.

                         March 1, 1999        25,000 shares

6.    MANNER OF EXERCISING OPTION.

      (a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

            (i) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised (Exhibit 1 attached).
            (ii) Pay the aggregate Exercise Price for the purchased shares by cash or check made payable to the Corporation.

7.    LOCK-UP PROVISION.

      (a) In connection with any underwritten pubic offering by the Corporation of its equity securities pursuant to an effective Registration Statement filed under the 1933 Act, including the Corporation's initial public offering, Optionee shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for

                                                           Quorum Sciences, Inc.


      value or otherwise agree to engage in any of the foregoing transactions with respect to, any Option Shares without the prior written consent of the Corporation or its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time from and after the effective date of the final prospectus for the offerings may be requested by the Corporation or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days after the effective date of the Corporation's initial public offering.

      (b) Optionee shall be subject to the Market Stand-Off provided and only if the officers and directors of the Corporation are also subject to similar restrictions.

8.    COMPLIANCE WITH LAWS AND REGULATIONS.

      (a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the NASDAQ National Market if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

      (b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

9. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below:

Date: March 4, 1999

On behalf of the Company:               Optionee:

/s/ Stephen Turner                      /s/ James A. Romesser
-----------------------------           -----------------------------
Signature                               Signature

Stephen Turner                          James A. Romesser
-----------------------------           -----------------------------
Printed Name                            Printed Name

Chairman
-----------------------------           -----------------------------
Title

                                        Address

                                        18710 Mountain Spring Drive
                                        -----------------------------
                                        Spring, TX 77379
                                        -----------------------------

                                        -----------------------------

                                                           Quorum Sciences. Inc.


                                    EXHIBIT 1

                               NOTICE OF EXERCISE

      I hereby notify Quorum Sciences, Inc. (the "Corporation") that I elect to purchase _________ shares of the Corporation's Common Stock (the "Purchased Shares") at the Option Exercise Price of $0.50 per share (the "Exercised Price") pursuant to that certain option (the "Option") granted to me under the Stock Option Agreement dated _______________, 1999.

      Concurrently with the delivery of this Exercise Notice to the Corporation. I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the corporation (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise.

Date:____________, 19__.

                                        -----------------------------
                                        OPTIONEE

                                        ADDRESS:_____________________

                                        -----------------------------
Print name in exact manner
It is to appear on the
Stock certificate:                      -----------------------------

Address to which certificate
is to be sent, if different from        -----------------------------
address above:
                                        -----------------------------

Social Security Number:                 _____________________________

Employee Number:                        _____________________________